Exhibit 99

Gorman-Rupp Reports Second Quarter 2017 Financial Results

MANSFIELD, Ohio--(BUSINESS WIRE)--July 28, 2017--The Gorman-Rupp Company (NYSE: GRC) reports financial results for the second quarter and six months ended June 30, 2017.

Second Quarter 2017 Highlights

  Second quarter earnings per share were $0.30, up 20% or $0.05 per share, even with a non-cash pension settlement charge of $0.05 per share in the current quarter.
  Net sales increased 1.7% or $1.6 million. Excluding the PCCP project, net sales increased 4.4% or $4.1 million.
  Incoming orders were up 12% compared to the second quarter of 2016 and up 15% compared to the first quarter of 2017.

Net sales during the second quarter were $97.9 million compared to $96.3 million during the second quarter of 2016, an increase of 1.7% or $1.6 million. Excluding sales from the New Orleans Permanent Canal Closures & Pumps (“PCCP”) project of $2.5 million in the second quarter of 2016, net sales increased 4.4% or $4.1 million. Domestic sales, excluding PCCP, increased 3.0% or $1.9 million while international sales increased 7.1% or $2.2 million compared to the same period in 2016.

Sales in our larger water markets, excluding PCCP, increased 5.1% or $3.2 million in the second quarter of 2017 compared to the second quarter of 2016. Sales in the construction market increased $3.5 million due primarily to sales to rental market customers related to the oil and gas industry. Sales in the municipal market, excluding PCCP, increased a total of $1.1 million primarily driven by increased shipments of large volume wastewater pumps partially offset by lower shipments attributable to other flood control projects. Sales of repair parts increased $0.3 million. These increases were partially offset by decreased sales of $1.7 million in the fire protection market principally due to market softness in the Middle East.

Sales increased 3.0% or $0.9 million in non-water markets during the second quarter of 2017 compared to the second quarter of 2016. Sales in the industrial and petroleum markets increased a combined $1.3 million principally attributable to an increase in oil and gas drilling activity. These increases were partially offset by decreased sales of $0.4 million in the OEM market related to power generation equipment and services.

Gross profit was $26.1 million for the second quarter of 2017, resulting in gross margin of 26.7%, compared to gross profit of $23.2 million and gross margin of 24.1% for the same period in 2016. Gross margin included a non-cash pension settlement charge of $1.1 million or 120 basis points in the second quarter of 2017 which did not occur in the second quarter of 2016. Excluding the non-cash pension settlement charge, gross margin increased by 380 basis points due principally to favorable sales mix, labor efficiency, and lower warranty expense.

Selling, general and administrative expense (“SG&A”) was $14.7 million for the second quarter of 2017 and 15.0% of net sales, compared to $13.7 million and 14.2% of net sales for the same period in 2016. SG&A included a non-cash pension settlement charge of $0.6 million or 60 basis points in the second quarter of 2017 which did not occur in the second quarter of 2016.

Operating income was $11.5 million, resulting in operating margin of 11.7% for the second quarter of 2017, compared to operating income of $9.5 million and operating margin of 9.9% for the same period in 2016. Operating margin included a non-cash pension settlement charge of $1.7 million or 180 basis points in the second quarter of 2017 which did not occur in the second quarter of 2016. Excluding the non-cash pension settlement charge, operating margin increased by 360 basis points due principally to favorable sales mix, and lower labor and overhead costs.

Net income was $7.8 million during the second quarter of 2017 compared to $6.6 million in the second quarter of 2016, and earnings per share were $0.30 and $0.25 for the respective periods. Earnings for the second quarter of 2017 included a non-cash pension settlement charge of $0.05 per share.

Net sales for the six months ended June 30, 2017 were $190.5 million compared to $196.5 million during the same period in 2016, a decrease of 3.1% or $6.0 million. Excluding sales from the PCCP project of $0.5 million in the first half of 2017 and $7.9 million for the same period in 2016, net sales for the first half of 2017 increased 0.7% or $1.4 million. Domestic sales, excluding PCCP, decreased 1.4% or $1.7 million while international sales increased 4.8% or $3.1 million compared to the same period in 2016.

Sales in the first half of 2017 in our larger water markets, excluding PCCP, increased 0.5% or $0.7 million compared to the first half of 2016. Sales in the construction market increased $4.6 million due primarily to sales to rental market customers, and sales of repair parts increased $1.4 million. Sales in the fire protection market decreased $3.3 million principally due to market softness domestically and in the Middle East, and sales in the agriculture market decreased $1.3 million principally due to low farm income and competitive pricing pressure. Sales in the municipal market, excluding PCCP, decreased $0.7 million principally driven by decreased shipments attributable to other flood control projects.

Sales in the first half of 2017 in our non-water markets increased 1.1% or $0.7 million compared to the first half of 2016. Sales increased $2.3 million in the industrial market driven by an increase in oil and gas drilling activity, and sales in the OEM market increased $0.4 million driven by infrastructure spending relating to gas production. These increases were partially offset by decreased shipments of $2.0 million in the petroleum market driven by challenging market conditions.

Gross profit was $47.3 million for the first six months of 2017, resulting in gross margin of 24.9%, compared to gross profit of $46.1 million and gross margin of 23.5% for the same period in 2016. Gross margin included a non-cash pension settlement charge of $2.2 million or 120 basis points in the first half of 2017 which did not occur in the first half of 2016. Excluding the non-cash pension settlement charge, gross margin increased by 260 basis points due principally to favorable sales mix and labor efficiency. Offsetting the sales mix benefit was a 30 basis point increase in healthcare expenses.

Selling, general and administrative expense (“SG&A”) was $28.9 million for the first six months of 2017 and 15.2% of net sales, compared to $27.4 million and 13.9% of net sales for the same period in 2016. SG&A included a non-cash pension settlement charge of $1.2 million or 60 basis points in the first half of 2017 which did not occur in the first half of 2016. The remaining increase in SG&A as a percentage of sales was due principally to loss of leverage due to lower sales volume.

Operating income was $18.5 million, resulting in operating margin of 9.7% for the first six months of 2017, compared to operating income of $18.8 million and operating margin of 9.5% for the same period in 2016. Operating margin included a non-cash pension settlement charge of $3.4 million or 180 basis points in the first half of 2017 which did not occur in the same period in 2016. Excluding the non-cash pension settlement charge, operating margin increased by 200 basis points due principally to favorable sales mix and lower labor costs.

Net income was $12.9 million during both the first six months of 2017 and the first six months of 2016, and earnings per share were $0.49 for both respective periods. Earnings for the first half of 2017 included a non-cash pension settlement charge of $0.09 per share.

The Company’s backlog of orders was $103.6 million at June 30, 2017 compared to $107.7 million at June 30, 2016 and $98.8 million at December 31, 2016. Excluding the PCCP project in 2017 and 2016, the backlog at June 30, 2017 was down 1.6% as compared to June 30, 2016.

The Company generated $24.0 million of operating cash flow during the first six months of 2017. Cash and cash equivalents totaled $67.0 million at June 30, 2017 and working capital increased $13.0 million from December 31, 2016 to $167.5 million at June 30, 2017. The Company had no bank debt as of June 30, 2017. Capital expenditures for the first six months of 2017 of $3.3 million consisted primarily of machinery and equipment. Capital expenditures for the full-year 2017 are presently planned to be in the range of $8 to $10 million and are expected to be financed through internally-generated funds.

Jeffrey S. Gorman, President and CEO commented, “We are pleased with our second quarter performance, including continued sales growth in the construction and industrial markets and higher gross and operating margins. Our incoming orders also increased 15% over the first quarter, most notably in the municipal and fire protection markets. Although some soft spots remain, it is encouraging to see increases in capital spending within the oil & gas markets as well as what we believe is the bottoming of the agricultural market. We remain committed to long-term growth both domestically and internationally along with an equitable return for our shareholders.”

About The Gorman-Rupp Company

Founded in 1933, The Gorman-Rupp Company is a leading designer, manufacturer and international marketer of pumps and pump systems for use in diverse water, wastewater, construction, dewatering, industrial, petroleum, original equipment, agriculture, fire protection, heating, ventilating and air conditioning (HVAC), military and other liquid-handling applications.

Safe Harbor Statement

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, The Gorman-Rupp Company provides the following cautionary statement: This news release contains various forward-looking statements based on assumptions concerning The Gorman-Rupp Company’s operations, future results and prospects. These forward-looking statements are based on current expectations about important economic, political, and technological factors, among others, and are subject to risks and uncertainties, which could cause the actual results or events to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. Such factors include, but are not limited to: (1) continuation of the current and projected future business environment; (2) highly competitive markets; (3) availability of raw materials; (4) loss of key management; (5) cyber security threats; (6) acquisition performance and integration; (7) compliance with, and costs related to, a variety of import and export laws and regulations; (8) environmental compliance costs and liabilities; (9) exposure to fluctuations in foreign currency exchange rates; (10) conditions in foreign countries in which The Gorman-Rupp Company conducts business; (11) impairment in the value of intangible assets, including goodwill; (12) defined benefit pension plan settlement expense; (13) family ownership of common equity; and (14) risks described from time to time in our reports filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

Brigette A. Burnell
Corporate Secretary
The Gorman-Rupp Company
Telephone (419) 755-1246
NYSE: GRC

For additional information, contact James C. Kerr, Chief Financial Officer, Telephone (419) 755-1548.

The Gorman-Rupp Company
Condensed Consolidated Statements of Income (Unaudited)
(thousands of dollars, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Net sales	$97,872	$96,265	$190,475	$196,522
Cost of products sold	71,727	73,025	143,135	150,385

Gross profit	26,145	23,240	47,340	46,137

Selling, general and
administrative expenses	14,651	13,702	28,865	27,371

Operating income	11,494	9,538	18,475	18,766

Other income, net	313	94	652	125

Income before income taxes	11,807	9,632	19,127	18,891
Income taxes	3,959	3,012	6,214	5,989

Net income	$7,848	$6,620	$12,913	$12,902

Earnings per share	$0.30	$0.25	$0.49	$0.49

The Gorman-Rupp Company
Condensed Consolidated Balance Sheets (Unaudited)
(thousands of dollars)

	June 30,	December 31,
	2017	2016
Assets
Cash and cash equivalents	$66,974	$57,604
Accounts receivable, net	72,884	71,424
Inventories, net	66,781	69,049
Prepaid and other	8,842	5,823

Total current assets	215,481	203,900

Property, plant and equipment, net	119,441	122,067

Other assets	8,206	7,769

Prepaid pension benefits	7,856	6,211

Goodwill and other intangible assets, net	42,482	42,871

Total assets	$393,466	$382,818

Liabilities and shareholders' equity
Accounts payable	$17,205	$16,306
Accrued liabilities and expenses	30,746	33,046

Total current liabilities	47,951	49,352

Postretirement benefits	21,055	20,709

Other long-term liabilities	10,070	9,869

Total liabilities	79,076	79,930

Shareholders' equity	314,390	302,888

Total liabilities and shareholders' equity	$393,466	$382,818

Shares outstanding	26,099,123	26,093,123

CONTACT:
The Gorman-Rupp Company
James C. Kerr, Chief Financial Officer, 419-755-1548